AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF MARCH 31, 2010

COMERICA BANK

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT, made as of the 31st day of March, 2010, by and between SUPERIOR MATERIALS, LLC, a Michigan limited liability company (“Superior”) and BWB, LLC, a Michigan limited liability company (“BWB and together with Superior, collectively, “Companies” and individually, a “Company”) and COMERICA BANK (herein called “Bank”).

RECITALS:

A.           Companies and Bank entered into a Credit Agreement dated April 7, 2007 (as amended, modified or supplemented prior to the date hereof, the “Existing Credit Agreement”)

B.           Companies and Bank desire to amend and restate the Existing Credit Agreement in its entirety.

C.           Companies desires to obtain certain credit facilities from Bank.

D.           Bank is willing to extend such credit to Companies on the terms and conditions herein set forth.

NOW, THEREFORE, Bank and Companies agree as follows:

WITNESSETH:

1.	DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Account Debtor” shall mean the party who is obligated on or under any Account.

“Act of Bankruptcy of a L/C Issuer” shall mean that a L/C Issuer has become insolvent or bankrupt or has failed to pay its debts generally as such debts become due or has admitted in writing its inability to pay any of its indebtedness or has consented to or petitioned for or applied to any authority for the appointment of a receiver, liquidator or trustee or similar official for itself or for all or any substantial part of its properties or assets or any such trustee, receiver, liquidator or similar official has been otherwise appointed or bankruptcy, insolvency, reorganization, arrangement or liquidation proceedings or similar proceedings have been instituted by or against a L/C Issuer.

“Advance” shall mean a borrowing requested by Companies and made by Bank under Section 2 of this Agreement, including any refunding or conversions of such borrowings pursuant to Section 3.3 hereof, and shall include a Eurodollar-based Advance and a Prime-based Advance.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and executive officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation for the purposes of this definition if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Alternate Base Rate” shall mean for any day a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) equal to the Federal Funds Effective Rate in effect on such day plus one percent (1%).

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, one quarter of one percent (1/4%) per annum.

“Applicable Interest Rate” shall mean the Eurodollar-based Rate or the Prime-based Rate, as selected by Companies from time to time subject to the terms and conditions of this Agreement.

“Applicable L/C Commission Rate” shall mean as of any date of determination thereof, two and one quarter percent (2 ¼%) per annum.

“Applicable Margin” shall mean, as of any date of determination thereof, (a) for Prime-based Advances, three percent (3%) per annum and (b) for Eurodollar-based Advances, five percent (5%) per annum.

“Assignment” shall mean the Assignment as Collateral Security dated March 30, 2007 by Holding in favor of Bank, granting Bank a first priority security interest in all of Holding’s rights under the Contribution Agreement and all documents and agreements executed in connection with the Contribution Agreement and the Transaction.

“Borrowing Base” shall mean as of any date of determination, the sum of (a) eighty five percent (85%) of Eligible Accounts, plus (b) the lesser of (i) fifty percent (50%) (subject to Bank approval in its sole and absolute discretion, but in no case less than forty percent (40%)) of Eligible Inventory and (ii) $2,000,000 (or such greater amount not to exceed $3,000,000 as determined in Bank’s sole and absolute discretion), plus (c) the lesser of (i) seventy five percent (75%) of the forced liquidation value of Company’s eligible machinery and equipment (as determined from time to time based on appraisals of such machinery and equipment from an appraiser acceptable to Bank) plus the Collateral L/C Amount and (ii) the Cap Amount; provided however, that the Borrowing Base shall be determined on the basis of the most current borrowing base certificate required to be submitted hereunder, provided, further, that the amount determined as the Borrowing Base shall be subject to any reserves for contras/offsets, potential offsets due to customer deposits, and such other reserves as reasonably established by Bank in the exercise of its reasonable credit judgment from time to time, including, without limitation any reserves or other adjustments established by Bank, in each case in the exercise of its reasonable credit judgment on the basis of any collateral audits conducted hereunder.  In the event that Bank, at any time in the exercise of its reasonable credit judgment, determines that the dollar amount of Eligible Accounts collectable by a Company is reduced or diluted as a result of discounts or rebates granted by the applicable Company to the respective Account Debtor(s), returned or rejected Inventory or services, or such other reasons or factors as Bank deems applicable in the exercise of its reasonable credit judgment, Bank may, in the exercise of its reasonable credit judgment, upon five (5) business days’ prior written notice to Companies, reduce or otherwise modify the percentage of Eligible Accounts included within the Borrowing Base and/or reduce the dollar amount of Eligible Accounts by an amount determined by Bank in its reasonable credit judgment.

“Business Day” shall mean any day on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York.

“Cap Amount” shall mean Eight Million Dollars ($8,000,000) during the period beginning January 1 of each year and ending on May 31 of such year and shall mean Six Million Dollars ($6,000,000) at all other times.

“Capital Expenditure” shall mean, without duplication, any payment made directly or indirectly for the purpose of acquiring or constructing fixed assets, real property or equipment which in accordance with GAAP would be added as a debit to the fixed asset account of a Company, including, without limitation, amounts paid or payable under any conditional sale or other title retention agreement or under any lease or other periodic payment arrangement which is of such a nature that payment obligations of such Company or a Subsidiary, as applicable, thereunder would be required by GAAP to be capitalized and shown as liabilities on the balance sheet of Company and its consolidated Subsidiaries.

“Capital Lease” shall mean any lease of any property (whether real, personal or mixed) by a Company or any Subsidiary as lessee which, in conformity with GAAP, is, or is required to be accounted for as a capital lease on the balance sheet of such Company and its consolidated Subsidiaries.

“Change of Control” shall mean (i) if Edw. C. Levy Co. and U.S. Concrete, Inc. collectively no longer own eighty percent (80%) of the Equity Interests of Holding, (ii) if Holding ceases to own one hundred percent (100%) of the Equity Interests of any Company, (iii) the occurrence of a Change of Control as defined in the Credit Agreement dated September 29, 2006 by and among Edw. C. Levy Co., Comerica Bank, as Agent and the other lenders party thereto, or (iv) the occurrence of a Change of Control as defined in the U.S. Concrete Credit Agreement (excluding any Change of Control resulting from the filing of a bankruptcy proceeding or the confirmation of a plan of reorganization in any such bankruptcy proceeding involving U.S. Concrete, Inc.).

“Collateral Access Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Bank pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of Inventory or other property owned by a Company, that acknowledges the liens under the Loan Documents and subordinates or waives any liens held by such Person on such property and, in the case of any such agreement with a mortgagee or lessor, permits the Bank reasonable access to and the use of such real property during the continuance of an Event of Default to assemble, complete and sell any collateral stored or otherwise located thereon.

“Collateral L/Cs” shall mean the letters of credit issued to Bank as beneficiary by financial institutions which are acceptable to Bank in the exercise of its sole discretion in the form attached hereto as Exhibit “D”.

“Collateral L/C Amount” shall mean the aggregate amount then available to be drawn under the Collateral L/C. The Collateral L/C Amount initially shall mean One Million Eight Hundred Fifteen Thousand Dollars ($1,815,000).

“Combined” or “Combining” shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated or combined, as applicable, basis in accordance with GAAP.

“Contribution Agreement” shall mean the Contribution Agreement dated March 26, 2007 by and among BWB, Inc. of Michigan, Builders’ Redi-Mix, LLC, Kurtz Gravel Company, Superior Materials, Inc., USC Michigan, Inc., Edw. C. Levy Co. and Holding, as amended or modified from time to time.

“Daily Adjusting LIBOR Rate” means, for any day, a per annum interest rate which is equal to the quotient of the following:

(a)
for any day, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one (1) month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service) on any day, the “Daily Adjusting LIBOR Rate” for such day shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be reasonably selected by Bank, or, in the absence of such other service, the “Daily Adjusting LIBOR Rate” for such day shall, instead, be determined based upon the average of the rates at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or as soon thereafter as practical), on such day, or if such day is not a Business Day, on the immediately preceding Business Day, in the interbank eurodollar market in an amount comparable to the principal amount of the applicable Indebtedness and for a period of one (1) month;

divided by

(b)
1.00 minus the maximum rate (expressed as a decimal) on such day at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

“Debt” shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of Companies, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including, without limitation, Capital Leases.

“EBITDA” shall mean, as of any date of determination, the sum of the net income of Companies and their consolidated Subsidiaries, for the applicable measuring period ending on such date of determination, plus, to the extent deducted in computating such net income, (i) income taxes for that period, (ii) interest expense for that period and (iii) depreciation, depletion and amortization expense for that period, in each case determined in accordance with GAAP, and (d) other non-cash charges and extraordinary items and minus, to the extent included in the determination of net income, non-cash gains and other extraordinary items. The applicable measuring period for any date of determination shall be the four preceding fiscal quarters ending on such date of determination.

“Eligible Account” shall mean an Account (but shall not include interest and service charges) arising in the ordinary course of a Company’s business which meets each of the following requirements:

(a)	it is not owing more than one hundred twenty (120) days after the date of the original invoice or other writing evidencing such Account;

(b)
it is not owing by an Account Debtor (as defined in the UCC) who has failed to pay fifty percent (50%) or more of the aggregate amount of its Accounts owing to the applicable Company within one hundred twenty (120) days after the date of the respective invoices or other writings evidencing such Accounts;

(c)
it arises from the sale or lease of goods and such goods have been shipped or delivered to the Account Debtor under such Account; or it arises from services rendered and such services have been performed;

(d)	it is evidenced by an invoice, dated not later than the date of shipment or performance, rendered to such Account Debtor or some other evidence of billing acceptable to Bank;

(e)	it is not evidenced by any note or other negotiable instrument or by any chattel paper;

(f)
it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor or to any claim on the part of such Account Debtor denying liability thereunder in whole or in part; provided however such Account will not be an Eligible Account only to the extent of the offset, counterclaim, defense or claim;

(g)	it is not subject to any sale of accounts, any rights of offset, assignment, lien or security interest whatsoever other than to Bank;

(h)
it is not owing by a Subsidiary or Affiliate of any Company, nor by an Account Debtor which (i) does not maintain its chief executive office in the United States of America, (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof;

(i)
it is not an account owing by the United States of America or any state or political subdivision thereof, or by any department, agency, public body corporate or other instrumentality of any of the foregoing, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act of 1940, as amended, or with any comparable state law, if applicable, and all other necessary steps are taken to perfect Bank’s security interest in such account;

(j)
it is not owing by an Account Debtor (other than an Account Debtor approved in writing by Bank and subject to such conditions and limitations as Bank may in its sole discretion establish as a condition of such approval) for which the applicable Company has received a notice of (i) the dissolution, liquidation, termination of existence, insolvency or business failure of the Account Debtor, (ii) the appointment of a receiver for any part of the property of the Account Debtor, or (iii) an assignment for the benefit of creditors, the filing of a petition in bankruptcy, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against the Account Debtor;

(k)
it is not an account billed in advance, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, subject to a retainage or holdback by the Account Debtor or insured by a surety company; and

(l)	it is not payable at a future date in accordance with its terms, except in compliance with normal credit terms (e.g. 2% 10, net 30);

(m)	it is not owing by any Account Debtor whose obligations Bank (in its reasonable credit judgment) shall have notified Companies are not deemed to constitute Eligible Accounts.

An Account which is at any time an Eligible Account, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account.

“Eligible Inventory” shall be valued at the lesser of cost or present market value in accordance with GAAP, on a first in/first out basis, and shall mean all of Companies’ Inventory which is in good and merchantable condition, is not obsolete or discontinued, and which would properly be classified as “raw materials” or “finished goods inventory” (including resale goods) under GAAP, excluding (a) Companies’ work in process, consigned goods and inventory located outside the United States of America, (b) Inventory not in the possession and control of the applicable Company or not stored and held in facilities owned by a Company unless, if such facilities are not so owned, Bank is in possession of a Collateral Access Agreement or other acknowledgment agreements with respect thereto, (c) inventory covered by or subject to a seller’s right to repurchase, or any consensual or nonconsensual lien or security interest (including without limitation purchase money security interests) other than in favor of Bank, whether senior or junior to Bank’s security interest, and (d) Inventory that Bank (in its reasonable credit judgment) after having notified Companies, excludes.  Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory.

“Environmental Laws” shall mean all federal, state and local laws including statutes, regulations, ordinances, codes, rules, and other governmental restrictions and requirements, relating to environmental pollution, contamination or other impairment of the environment or any hazardous or toxic substances of any nature. These Environmental Laws shall include but not be limited to the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the Federal Superfund Amendments and Reauthorization Act of 1986.

“Equity Interests” means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code.

“Eurodollar-based Advance” shall mean an Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is the Applicable Margin plus the greater of (i) one percent (1%) and (ii) the quotient of:

(a)	the LIBOR Rate; divided by

(b)
a percentage equal to 100% minus the maximum rate on such date at which Bank is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Bank is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category;

all as conclusively determined by Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurodollar Lending Office” shall mean Bank’s office located at Grand Cayman, British West Indies or such other branch of Bank, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by notice to Companies.

“Event of Default” shall mean any of the events of default specified in Section 10 hereof.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it.

“Funded Debt” shall mean for any Person (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases, trade liabilities and accrued expenses incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP; provided however that so long as such Person is not personally liable for such liabilities, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the lien securing such liability and the amount of the liability secured, and (e) all guaranty obligations in respect of any liability which constitutes Funded Debt as described in clauses (a) through (d) hereof; provided, however that Funded Debt shall not include any interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person prior to the occurrence of a termination event with respect thereto.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles consistently applied, as in effect on the date of this Agreement.

“Guaranties” shall mean the guaranties from Holding and from each a Subsidiary of any Company.

“Guarantors” shall mean Holding and each Subsidiary of any Company which is required to be a Guarantor in accordance with the provisions of this Agreement.

“Holding” shall mean Superior Materials Holdings, LLC, a Michigan limited liability company.

“Indebtedness” shall mean all loans, advances, indebtedness, obligations and liabilities of Companies to Bank under this Agreement, together with all other indebtedness, obligations and liabilities whatsoever of Companies to Bank arising under or in connection with this Agreement or otherwise, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, due or to become due, now existing or hereafter arising.

“Interest Period” shall mean a period of one (1), two (2) or three (3) months as selected by Companies pursuant to the provisions of this Agreement commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 3.1.

“Inventory” shall have the meaning assigned to it in the Michigan Uniform Commercial Code on the date of this Agreement.

“Letter of Credit” shall have the meaning set forth in Section 2.6.

“Letter of Credit Reserve” shall mean as of any date of determination, an amount equal to the aggregate principal amount of all undrawn Letters of Credit issued by Bank for the account of Companies under and pursuant to this Agreement and the amount of all draws under Letters of Credit paid by Bank and not reimbursed by Companies.

“LIBOR Rate” shall mean, with respect to any principal outstanding under this Agreement at the Eurodollar-based Rate, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Interest Period, commencing on the first day of such Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period.  In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by Bank and Company, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest one-sixteenth of one percent (1/16%)) of the rate at which Bank is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two (2) Business Days prior to the first day of such Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the Indebtedness under this Agreement which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Interest Period.

“Loan Documents” shall mean collectively, this Agreement, the Note, the Guaranties, the Security Agreement, the Assignment, the Support Letters, the Mortgages and any other instruments or agreements executed at any time pursuant to or in connection with any such documents.

“Mortgages” shall mean the Continuing Collateral Mortgages from Companies in favor of Bank granting to Bank first mortgage liens on the property and improvements described in attached Schedule 1.2.

“Permitted Acquisitions” shall mean any acquisition (including by way of merger) by a Company of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which is conducted in accordance with the following requirements (and shall include the acquisitions, regardless of compliance with the following requirements):

(a)	Such acquisition is of a business or Person engaged in a line of business reasonably related to that of the Companies;

(b)
If such acquisition is structured as a stock acquisition, then the Person so acquired shall either (X) become a wholly-owned Subsidiary of a Company or of a Subsidiary and the Companies shall comply, or cause such Subsidiary to comply,  with Section 7.14 hereof or (Y) such Person shall be merged with and into a Company or a Subsidiary (with a Company or such Subsidiary being the surviving entity);

(c)	If such acquisition is structured as the acquisition of assets, such assets shall be acquired by a Company or a Subsidiary;

(d)
The Company shall have delivered to Bank not less than fifteen  (15) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition, and historical financial information (including income statements, balance sheets and cash flows) covering at least two (2) complete fiscal years of the acquisition target prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and substance satisfactory to the Bank;

(e)	Both immediately before and after such acquisition no Event of Default shall have occurred and be continuing;

(f)
The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(g)
The purchase price of such proposed new acquisition (including all Funded Debt assumed in connection with such acquisition and all payments to be made under employment agreements and non-compete agreements), shall not exceed Five Million Dollars ($5,000,000) and the aggregate amount of such purchase price for all acquisitions consummated after the date of execution of this Agreement shall not exceed Fifteen Million Dollars ($15,000,000).

“Permitted Liens” shall mean with respect to any Person:

(a)
liens for taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided that provision for the payment of all such taxes has been made on the books of such Person as may be required by GAAP;

(b)
mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar liens and encumbrances arising in the ordinary course of business and securing obligations of such Person that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens and encumbrances shall have been duly suspended; and (ii) such provision for the payment of such liens and encumbrances has been made on the books of such Person as may be required by GAAP;

(c)
liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest (i) any proceedings commenced for the enforcement of such liens shall have been duly suspended; and (ii) such provision for the payment of such liens has been made on the books of such Person as may be required by GAAP;

(d)
(i) liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business, (ii) lien to secure bonds required to be obtained under the provisions of the Security Agreement, (iii) liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), and (iv) liens on leased assets incurred in connection with leases permitted under this Agreement, provided that full provision for the payment of all such obligations set forth in clauses (i), (ii), (iii) and (iv) has been made on the books of such Person as may be required by GAAP;

(e)
minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which do not materially interfere with the business of such Person; and

(f)	judgment liens securing judgments not constituting Events of Default under Section 10.2(f).

“Person” or “person” shall mean any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated association, joint stock company, government, municipality, political subdivision or agency, or other entity.

“Prime Rate” shall mean the per annum interest rate established by Bank as its prime rate for its borrowers as such rate may vary from time to time, which rate is not necessarily the lowest rate on loans made by Bank at any such time.

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean for any day a per annum interest rate which is the sum of the Applicable Margin plus the Prime Referenced Rate.

“Prime Referenced Rate” means, for any day, a per annum interest rate which is equal to the Prime Rate in effect on such day, but in no event and at no time shall the Prime Referenced Rate be less than the sum of the Daily Adjusting LIBOR Rate for such day plus two and one-half percent (2.50%) per annum. If, at any time, Agent determines that it is unable to determine or ascertain the Daily Adjusting LIBOR Rate for any day, the Prime Referenced Rate for each such day shall be the Prime Rate in effect at such time, but not less than two and one-half percent (2.50%) per annum.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by an officer of Companies (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Companies and their consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date thereof and as of the end of at least the next succeeding three (3) fiscal years of the Companies following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 7.11 through 7.13 and 8.9 hereof, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as Bank shall reasonably request.

“Quarterly EBITDA” shall mean, as of any date of determination, the sum of the net income of Companies and their consolidated Subsidiaries, for the fiscal quarter ending on such date of determination, plus, to the extent deducted in computating such net income, (i) income taxes for that period, (ii) interest expense for that period and (iii) depreciation, depletion and amortization expense for that period, in each case determined in accordance with GAAP, and (d) other non-cash charges and extraordinary items and minus, to the extent included in the determination of net income, non-cash gains and other extraordinary items.

“Request for Advance” shall mean a Request for Advance issued by Companies under this Agreement in the form annexed to this Agreement as Exhibit “A”.

“Responsible Officer” shall mean the manager, chief executive officer, chief financial officer, treasurer or the president of the Companies, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Companies or any other officer having substantially the same authority and responsibility.

“Revolving Credit Maturity Date” shall mean September 30, 2010.

“Revolving Credit Note” or “Note” shall mean the Note described in Section 2.1 hereof made by Companies to Bank in the form annexed to this Agreement as Exhibit “B”.

“Security Agreement” shall mean the Security Agreement(s) in the form and content of Exhibit “C” to this Agreement pursuant to which Companies and each Subsidiary grant to Bank a first priority security interest in all tangible and intangible personal property, wherever located and whether now owned or hereafter acquired, together with all replacements thereof, substitutions therefor, accessions thereto and all proceeds and products of all the foregoing.

“Subsidiary” shall mean a corporation or other entity of which more than fifty percent (50%) of the outstanding voting stock or equivalent equity interests are owned by a Company, either direct or indirectly, through one or more intermediaries.

“Support Letters” shall mean the support letters dated as of August __, 2008 by the Support Parties in favor of Bank, as the same may be amended or modified from time to time.

“Support Parties” shall mean Edw. C. Levy Co. and U.S. Concrete, Inc. and ‘Support Party’ shall mean each of them.

“Transaction” shall mean the acquisition by Holding and Companies of certain of assets of Edw. C. Levy Co. and certain Affiliates of US Concrete, Inc. pursuant to the Transaction Documents.

“Transaction Documents” shall mean the Contribution Agreement and any other related documents or agreements arising from or entered into pursuant to the terms of the Contribution Agreement, in each case as amended as permitted hereunder from time to time.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state and unless specified otherwise shall mean the Uniform Commercial Code as in effect in the State of Michigan.

“U.S. Concrete Credit Agreement” shall mean the Credit Agreement dated as of  June 30, 2006 by and among U.S. Concrete, Inc., as borrower, the lenders party thereto and Citicorp North America, Inc., as administrative agent, as the same may be amended, modified or amended and restated from time to time or any Credit Agreement which replaces such Credit Agreement.

2.	THE INDEBTEDNESS: Revolving Credit

2.1           Bank agrees to make Advances to Companies at any time and from time to time from the effective date hereof until the Revolving Credit Maturity Date, not to exceed Fifteen Million Dollars ($15,000,000) in aggregate principal amount at any one time outstanding. All of the Advances under this Section 2 shall be evidenced by the Revolving Credit Note under which Advances, repayments and readvances may be made, subject to the terms and conditions of this Agreement.

2.2          The Revolving Credit Note shall mature on the Revolving Credit Maturity Date and each Advance from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Advance, its Applicable Interest Rate, its Interest Period, if applicable, and the amount and date of any repayment shall be noted on Bank’s records, which records will be conclusive evidence thereof absent demonstrable error.

2.3          Companies may request an Advance under this Section 2 upon the delivery to Bank of a Request for Advance executed by an authorized officer of Companies, subject to the following:

(a)	each such Request for Advance shall set forth the information required on the Request for Advance form annexed hereto as Exhibit “A”;

(b)	each such Request for Advance shall be delivered to Bank by 11:00 a.m. on the proposed date of Advance;

(c)
the principal amount of such Advance, plus the amount of any outstanding indebtedness to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in the case of a Eurodollar-based Advance at least $500,000 or any larger amount in $50,000 increments;

(d)
the principal amount of such Advance, plus the sum of the amount of all other outstanding Advances under this Section 2, and the Letter of Credit Reserve shall not exceed the formula set forth in Section 2.5 below;

(e)	a Request for Advance, once delivered to Bank, shall not be revocable by Companies.

Bank may, at its option, lend under this Section 2 upon the telephone request of an authorized officer of Companies and, in the event Bank makes any such advance upon a telephone request, the requesting officer shall, if so requested by Bank, mail to Bank, on the same day as such telephone request, a Request for Advance in the form attached as Exhibit “A”. Companies hereby authorize Bank to disburse Advances under this Section 2 pursuant to the telephone instructions of any person purporting to be an authorized officer of Companies and Companies shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Advance form as of the date of such requested Advance.

2.4          Companies may prepay all or part of the outstanding balance of the Prime-based Advance(s) under the Revolving Credit Note at any time. Upon one (1) Business Day prior notice to Bank, Companies may prepay all or part of any Eurodollar-based Advance, provided that the amount of any such partial prepayment shall be at least $250,000 and the unpaid portion of such Advance which is refunded or converted under Section 4.3 shall be subject to the limitations of Section 2.3(c) hereof. Any prepayment of a Prime-based Advance or a Eurodollar-based Advance on the last day of the Interest Period therefor made in accordance with this Section shall be without premium, penalty or prejudice to Companies’ right to reborrow under the terms of this Agreement. Any other prepayment shall be subject to the provisions of Section 4.1 hereof.

2.5           The aggregate principal amount at any one time outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall never exceed the Borrowing Base. Companies shall immediately make all payments necessary to comply with this provision. Any such payments shall be applied first to outstanding Prime-based Advances and the remainder, if any, to outstanding Eurodollar-based Advances.

2.6           In addition to Advances under the Revolving Credit Note to be provided to Companies by Bank under and pursuant to Section 2.1 of this Agreement, Bank further agrees to issue, or commit to issue, from time to time, standby letters of credit for the account of Companies on a joint and several basis (herein individually called a “Letter of Credit” and collectively “Letters of Credit”) in aggregate undrawn amounts not to exceed Five Million Dollars ($5,000,000) at any one time outstanding; provided, however that the sum of the aggregate amount of Advances outstanding under the Revolving Credit Note plus the Letter of Credit Reserve shall not exceed, subject to  Section 2.9, Fifteen Million Dollars ($15,000,000) at any one time; and provided further that no Letter of Credit shall, by its terms, have an expiration date which extends beyond the fifth (5th) Business Day before the Revolving Credit Maturity Date or one (1) year after issuance, whichever first occurs. In addition to the terms and conditions of this Agreement, the issuance of any Letters of Credit shall also be subject to the terms and conditions of any letter of credit applications and agreements executed and delivered by Companies to Bank with respect thereto. Companies shall pay to Bank quarterly in arrears a per annum fee equal to the Applicable L/C Commission Rate of the amount of each standby Letter of Credit, which fee shall be payable on the first day of each July, October, January and April.

2.7           Companies agree to pay to Bank a facility fee on the average daily balance of the revolving credit commitment at the rate of the Applicable Fee Percentage per annum, computed on the actual number of days elapsed using a year of 360 days. The facility fee shall be payable quarterly in arrears on the first day of each July, October, January and April (commencing April 1, 2010) and on the Revolving Credit Maturity Date.

2.8           Companies may upon at least five (5) Business Days’ prior written notice to Bank (but not more frequently than twice during any period of 12 consecutive months), permanently reduce the revolving credit commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the revolving credit commitment shall be in an aggregate amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) or a larger integral multiple of One Hundred Thousand Dollars ($100,000); (ii) Companies shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Advances outstanding hereunder, plus the aggregate undrawn amount of outstanding Letters of Credit, exceeds the amount of the then applicable revolving credit commitment as so reduced, together with interest thereon to the date of prepayment; and (iii) no reduction shall reduce the revolving credit commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time. Reductions of the revolving credit commitment will not be available for reinstatement by or readvance to the Companies.

2.9         Companies may request that the revolving credit commitment be increased in an aggregate amount (for all such requests under this Section 2.9) not to exceed Five Million Dollars ($5,000,000), subject to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a)
Companies shall have delivered to the Bank a written request for such increase, specifying the amount of increase thereby requested (each such request, a “Request for Increase”); provided, however, that in the event Companies have previously delivered a Request for Increase pursuant to this Section 2.9, Companies may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied (or such Request for Increase has been withdrawn); and provided further that Companies may make no more than two Requests for Increase;

(b)	Bank shall have consented to the increase in the revolving credit commitment (which consent may be granted or withheld in the sole and absolute discretion of Bank);

(c)
If requested, Companies shall have executed and delivered to Bank a new Revolving Credit Note payable to Bank in the face amount of the revolving credit commitment (after giving effect to the Request for Increase);

(d)	no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing; and

(e)
such other amendments, acknowledgments, consents, documents, instruments, and registrations, if any, shall have been executed and delivered and/or obtained by Companies as required by Bank, in its reasonable discretion.

2.10       Proceeds of Advances under the Revolving Credit Note shall be used solely for working capital purposes and other general corporate purposes.

3.	INTEREST, INTEREST PERIODS, CONVERSIONS, PREPAYMENTS.

3.1         The Revolving Credit Note and the Advances thereunder shall bear interest from the date thereof on the unpaid principal balance thereof from time to time outstanding, at a rate per annum equal to the Prime-based Rate or the Eurodollar-based Rate, as the Companies may elect subject to the provisions of this Agreement. Interest shall be payable monthly on the first Business Day of each month, commencing on the first Business Day following the month during which such Advance is made, and at maturity.  Notwithstanding the foregoing, from and after the occurrence of any Event of Default and solely during the continuation thereof, the Advances shall bear interest, payable on demand, at a rate per annum equal to: (i) in the case of Prime-based Advances, two percent (2%) above the Prime-based Rate; and (ii) in the case of a Eurodollar-based Advance, two percent (2%) above the rate which would otherwise be applicable under this Section 3.1 until the earlier of (A) the waiver by Bank, or the cure by the Borrowers, of the Event of Default and (B) the end of the then current Interest Period, at which time such Advance shall bear interest at the rate provided for in clause (i) of this Section 3.1. Interest on all Advances shall be calculated on the basis of a 360 day year for the actual number of days elapsed. The interest rate with respect to any Prime-based Advance shall change on the effective date of any change in the Prime-based Rate.

3.2         Each Interest Period for a Eurodollar-based Advance shall commence on the date such Eurodollar-based Advance is made or is converted from an Advance of another type pursuant to Section 3.3 hereof or on the last day of the immediately preceding Interest Period for such Eurodollar-based Advance, and shall end on the date one, two or three months thereafter, as the Companies may elect as set forth below, subject to the following:

(i)	no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(ii)
any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless the next succeeding Business Day falls in another calendar month, in which case, such Interest Period shall end on the immediately preceding Business Day and when an Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month.

The Companies shall elect the initial Interest Period applicable to a Eurodollar-based Advance by its Request for Advance given to the Bank pursuant to Section 2.3 or by its notice of conversion given to the Bank pursuant to Section 3.3, as the case may be. Provided that no Event of Default shall have occurred and be continuing, the Companies may elect to continue an Advance as a Eurodollar-based Advance by giving irrevocable written, telephonic or telegraphic notice thereof to the Bank, before 11:00 a.m. on the last day of the then current Interest Period applicable to such Eurodollar-based Advance, specifying the duration of the succeeding Interest Period therefor. If the Bank does not receive timely notice of the election and the Interest Period elected by the Companies, the Companies shall be deemed to have elected to convert such Eurodollar-based Advance to a Prime-based Advance at the end of the then current Interest Period.  No more than three (3) Interest Periods shall be in effect at any one time with respect to the Revolving Credit Note.

3.3           Provided that no Event of Default shall have occurred and be continuing, the Companies may, on any Business Day, convert any outstanding Advance into an Advance of another type in the same aggregate principal amount, provided that any conversion of a Eurodollar-based Advance shall be made only on the last Business Day of the then current Interest Period applicable to such Advance. If the Companies desire to convert an Advance, they shall give the Bank written, telephonic or telegraphic notice, specifying the date of such conversion, the Advances to be converted, the type of Advance elected and, if the conversion is into a Eurodollar-based Advance, the duration of the first Interest Period therefor, which notice shall be given not later than 11:00 a.m. on the applicable date of conversion.

4.	SPECIAL PROVISIONS, CHANGES IN CIRCUMSTANCES AND YIELD PROTECTION.

4.1         If Companies make any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Companies fail to borrow any Eurodollar-based Advance after notice has been given by Companies to Bank in accordance with the terms hereof requesting such Advance, or if Companies fail to make any payment of principal or interest when due in respect of a Eurodollar-based Advance, Companies shall reimburse Bank on demand for any resulting loss, cost or expense incurred by Bank as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Bank shall have funded or committed to fund such Advance. Such amount payable by Companies to Bank may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Bank) which would have accrued to Bank on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. Calculation of any amounts payable to Bank under this paragraph shall be made as though Bank shall have actually funded or committed to fund the relevant Eurodollar-based Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Companies, Bank shall deliver to Companies a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

4.2         For any Interest Period for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of Bank, Bank shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

4.3         If with respect to any Interest Period Bank reasonably determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in Eurodollars in the applicable amounts are not being offered to the Bank for such Interest Period, then Bank shall forthwith give notice thereof to the Companies. Thereafter, until Bank notifies Companies that such circumstances no longer exist, the obligation of Bank to make Eurodollar-based Advances, and the right of Companies to convert an Advance to or refund an Advance as a Eurodollar-based Advance shall be suspended.

4.4         If, after the date hereof, the introduction or implementation of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for the Bank (or its Eurodollar Lending Office) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Companies. Thereafter (a) the obligations of Bank to make Eurodollar-based Advances and the right of Companies to convert an Advance or refund an Advance as a Eurodollar-based Advance shall be suspended and thereafter Companies may select as Applicable Interest Rates only those which remain available, and (b) if Bank may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto, the Prime-based Rate shall be the Applicable Interest Rate for the remainder of such Interest Period.

4.5         If the adoption or implementation after the date hereof, or any change after the date hereof in, any applicable law, rule or regulation of any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its Eurodollar Lending Office) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a)
shall subject Bank (or its Eurodollar Lending Office) to any tax, duty or other charge with respect to any Advance or any Note or shall change the basis of taxation of payments to Bank (or its Eurodollar Lending Office) of the principal of or interest on any Advance or the Note or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of Bank or its Eurodollar Lending Office imposed by any jurisdiction in which Bank is organized or engaged in business); or

(b)
shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its Eurodollar Lending Office) or shall impose on Bank (or its Eurodollar Lending Office) or the foreign exchange and interbank markets any other condition affecting any Advance or the Note;

and the result of any of the foregoing is to increase the costs to Bank of maintaining any part of the indebtedness hereunder or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note, by an amount deemed by the Bank to be material, then Bank shall promptly notify Companies of such fact and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such increased cost or reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error. Bank agrees that, as promptly as practical after it becomes aware of the occurrence of any event or the existence of a condition that will cause Bank to be entitled to compensation under this Section, it will, to the extent not inconsistent with Bank’s internal policies, use reasonable efforts to make, fund or maintain any affected Eurodollar-based Advance through another lending office of Bank if as a result thereof the additional monies which would otherwise be required to be paid in respect of such Eurodollar-based Advance would be materially reduced and if, as determined by Bank, in its reasonable discretion, the making, funding or maintaining of such Eurodollar-based Advance through such other lending office would not materially adversely affect such Advance or Bank. Companies shall pay all reasonable expenses incurred by Bank in utilizing another lending office pursuant to this Section.

4.6         In the event that at any time after the date of this Agreement any change in law such as described in Section 4.5, hereof, shall, in the reasonable opinion of Bank require that the credit provided under Section 2 of this Agreement be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by Bank or any corporation controlling Bank and such change has or would have the effect of reducing the rate of return on Bank’s or Bank’s parent’s capital or assets as a consequence of the Bank’s obligations hereunder to a level below that which Bank or Bank’s parent would have achieved but for such change, then Bank shall notify Companies and demand compensation therefor and, within fifteen days after demand by Bank, Companies agree to pay to Bank such additional amount or amounts as will compensate Bank for such reduction. Bank will promptly notify Companies of any event of which it has knowledge which will entitle Bank to compensation pursuant to this Section. A certificate of Bank setting forth the basis for determining such additional amount or amounts necessary to compensate Bank shall be conclusively presumed to be correct save for manifest error.

4.7         [Reserved].

4.8         [Reserved].

4.9         Neither Company shall be required to compensate  Bank pursuant to Sections 4.1, 4.4, 4.5 and 4.6 for any such increased cost, reduction incurred or other amount more than 180 days prior to the date that Bank demands, or notifies Companies of its intention to demand, compensation, therefor; provided, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

5.	CONDITIONS

5.1         Companies agree to furnish Bank prior to the initial borrowing under this Agreement, in form and substance to be satisfactory to Bank, with (i) certified copies of resolutions of the Board of Directors of Holding and each Company evidencing approval of the borrowings and transactions contemplated hereunder; (ii) a certificate of good standing from the state of Companies’ organization and from the state(s) in which is required to be qualified to do business; (iii) an opinion of Companies’ and Holding’s legal counsel; and (iv) such other documents and instruments as Bank may reasonably require.

5.2         As security for all indebtedness of Companies to Bank hereunder, Companies agree to furnish, execute and deliver to Bank, or cause to be furnished, executed and delivered to Bank, prior to or simultaneously with the initial borrowing hereunder, in form to be satisfactory to Bank and supported by appropriate resolution in certified form authorizing same, the following:

(a)	The Security Agreements;

(b)	The Mortgages;

(c)	The Guaranties;

(d)	The Assignment;

(d)(i)	The Collateral L/Cs;

(e)	The Support Letters;

(f)
Financing Statements required or requested by Bank to perfect all security interests to be conferred upon Bank under this Agreement and to accord Bank a perfected first priority security position under the Uniform Commercial Code (subject only to the encumbrances permitted hereunder);

(g)
Subject to the Post-Closing Letter, dated as of the date hereof, from Bank to Companies (the “Post-Closing Letter”) which shall with respect to items (a) – (e) above set forth the extent of Companies’ obligations with respect to certain collateral matters, such other documents or agreements of security and appropriate assurances of validity and perfected first priority of lien or security interest as Bank may reasonably request at any time.

To the extent that a Company has heretofore given a security interest to Bank with respect to certain of the foregoing and such documents and agreements comply with the requirements of this Agreement, it is hereby agreed that such documents and agreements shall satisfy the requirements of this Section 5.2 and remain in full force and effect for the purposes of this Agreement, but Bank may, if it reasonably deems it necessary or desirable for the purposes of creating or perfecting the security interests contemplated above, require execution of a new agreement or agreements or amendments to such agreements on substantially identical terms.

5.3         As a condition to the initial Advance, Bank shall have received evidence of receipt by Company of $3,560,000 from the Support Parties (“2010 Funded Support Payment”) in the form of cash equity contributions representing a prefunding of a portion of their respective obligations under the Support Letters for the period January 1, 2010 through September 30, 2010.

6.	REPRESENTATIONS AND WARRANTIES

Each Company represents and warrants and such representations and warranties shall be deemed to be given after giving effect to the Transaction and shall be deemed to be continuing representations and warranties during the entire life of this Agreement:

6.1         Each Company is a limited liability company duly organized and existing in good standing under the laws of the State of Michigan; each Company and each of its Subsidiaries is in good standing in each jurisdiction in which it is required to be qualified to do business, except where the failure to be so qualified would not have a material adverse effect on the financial condition of Companies and their Subsidiaries or their ability to carry on their business; execution, delivery and performance of this Agreement and other documents and instruments required under this Agreement, and the issuance of the Note by Companies are within their powers, have been duly authorized, are not in contravention of law or the terms of any Company’s Articles of Organization or Operating Agreement, and do not require the consent or approval of any governmental body, agency or authority except to the extent already obtained; and this Agreement and other documents and instruments required under this Agreement and Note, when issued and delivered, will be valid and binding on the Companies in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

6.2         The execution, delivery and performance of this Agreement and any other documents and instruments required under this Agreement, and the issuance of the Note by Companies are not in contravention of the unwaived terms of any indenture, agreement or undertaking to which any Company is a party or by which it is bound.

6.3         No litigation or other proceeding before any court or administrative agency is pending, or to the knowledge of the officers of Companies is threatened against any Company or any of its Subsidiaries, the outcome of which would reasonably be expected to materially impair any Company’s or any Subsidiary’s financial condition or the ability of any Company or any Subsidiary to carry on its business.

6.4         There are no security interests in, liens, mortgages, or other encumbrances on any of any Company’s or any Subsidiary’s assets, except to Bank or as otherwise permitted by this Agreement.

6.5         Neither any Company nor any Subsidiary maintains or contributes to any employee pension benefit plan subject to title IV of the “Employee Retirement Income Security Act of 1974” (herein called “ERISA”), except for any contingent multi-employer plan withdrawal liability with respect to the Teamsters Pension Plan. There was no unfunded past service liability of any pension plan maintained by the Companies as of December 31, 2009, and there is no accumulated funding deficiency within the meaning of ERISA, or any existing material liability with respect to any pension plan owed to the Pension Benefit Guaranty Corporation (“PBGC”) or any successor thereto, except any funding deficiency for which an application to the PBGC for waiver is pending or for which a waiver has been granted by the PBGC.

6.6         The financial statements of the Companies for the period ended December 31, 2009, previously furnished to Bank, fairly present in all material respects the financial condition of the Companies and their consolidated Subsidiaries as of such date in accordance with the assumptions stated in the pro forma balance sheet; since said date there has been no material adverse change in the financial condition of the Companies and their consolidated Subsidiaries; to the best of the knowledge of any Company’s officers, Companies do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the balance sheet most recently provided, and at the present time there are no material unrealized or anticipated losses from any present commitment of any Company or any of its Subsidiaries.

6.7         To the best knowledge of Companies, the financial projections previously furnished by Companies to Bank were as of the date thereof and are as of the date of execution of this Agreement reasonable in all material respects taking into account all facts and information known or reasonably available to Companies it being understood that projections are not facts.

6.8         All tax returns and tax reports of Companies and their consolidated Subsidiaries required by law to have been filed have been duly filed or extensions obtained, and all taxes, assessments and other governmental charges or levies (other than those presently payable without penalty and those currently being contested in good faith for which adequate reserves have been established) upon Companies and their consolidated Subsidiaries (or any of its or their properties) which are due and payable and for which the failure to pay would materially adversely affect its business or the value of its property or assets have been paid. The charges, accruals and reserves on the books of Companies in respect of the Federal income tax for all periods are adequate in the opinion of Companies.

6.9         Except as set forth in Schedule 6.9, there are no subsidiaries of any Company.

6.10       Except as set forth in Schedule 6.10:

(a)
Each Company and each of its Subsidiaries, in the conduct of its business, is in compliance in all material respects with all federal, state or local laws, statutes, ordinances and regulations applicable to any of them, the enforcement of which, if such Person were not in compliance, would reasonably be expected to materially adversely affect its business or the value of its property or assets. Companies and their Subsidiaries have all approvals, authorizations, consents, licenses, orders and other permits of all governmental agencies and authorities, whether federal, state or local, required to permit the operation of their business as presently conducted, except such approvals, authorizations, consents, licenses, orders and other permits with respect to which the failure to have would not reasonably be expected to materially adversely affect their business or the value of their property or assets (taken as a whole).

(b)
Neither any Company nor any Subsidiary is a party to any litigation or administrative proceeding, nor so far as is known by any Company is any litigation or administrative proceeding threatened against any Company or any Subsidiary, the outcome of which would reasonably be expected to have a material adverse effect on any Company or any Subsidiary which in either case (i) asserts or alleges that any Company or any Subsidiary violated Environmental Laws, (ii) asserts or alleges that any Company or any Subsidiary is required to clean up, remove, or take remedial or other response action due to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials, (iii) asserts or alleges that any Company or any Subsidiary is required to pay all or a portion of the cost of any past, present, or future cleanup, removal or remedial or other response action which arises out of or is related to the disposal, depositing, discharge, leaking or other release of any hazardous substances or materials by any Company or any Subsidiary.

(c)
Neither any Company nor any Subsidiary is subject to any judgment, decree, order or citation related to or arising out of applicable Environmental Laws which would reasonably be expected to materially adversely affect its business or the value of its property or assets and to the knowledge of the Companies, neither any Company nor any Subsidiary has been named or listed as a potentially responsible party by any governmental body or agency in a matter arising under any applicable Environmental Laws which would reasonably be expected to materially adversely affect its business or the value of its property or assets.

(d)
To the Companies’ knowledge, Companies and their Subsidiaries have all permits, licenses and approvals required under applicable Environmental Laws, the failure of which to have would have a material adverse effect on the operation of their business as presently conducted and as proposed to be conducted.

6.11       No Company is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Company is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock, and none of the proceeds of any of the loans hereunder will be used, directly or indirectly, for any purpose which would violate the provisions of Regulation U or X of the Board of Governors of the Federal Reserve System. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

6.12       Companies and their Subsidiaries have good and valid title to or rights in the property pledged, mortgaged or otherwise encumbered or to be encumbered by them under the Security Agreements.

6.13       Companies have delivered to Bank a complete and correct copy of the Contribution Agreement, including all schedules and exhibits thereto.  The Contribution Agreement sets forth the entire agreement and understanding of the parties thereto relating to the subject matter thereof, and there are no other agreements, arrangements or understandings, written or oral, relating to the matters covered thereby.  The execution, delivery and performance of the Contribution Agreement has been duly authorized by all necessary action (including, without limitation, the obtaining of any consent of stockholders or other holders of Equity Interests required by law or by any applicable corporate or other organization documents) on the part of Companies.  No authorization or approval or other action by, and no notice to filing with or license from, any governmental authority is, to Companies’ knowledge, required for such sale other than such as have been obtained on or prior to the effective date of the Contribution Agreement.  Each of the representations and warranties contained in the Contribution Agreement made by Holding is true, correct and complete in all material respects and each of the representations and warranties contained in the Contribution Agreement made by Persons other than Holding is, to Companies’ knowledge, true, correct and complete in all material respects.

6.14       To the knowledge of Companies, all conditions precedent to the Contribution Agreement have been fulfilled or (with the prior written consent of Bank) waived, the Contribution Agreement has not been amended or otherwise modified, and, to the knowledge of the Companies, there has been no breach of any material term or condition of the Contribution Agreement.

7.	AFFIRMATIVE COVENANTS

Each Company covenants and agrees that it will, so long as Bank may make any advance under this Agreement and thereafter so long as any indebtedness remains outstanding under this Agreement:

7.1         Furnish Bank:

(a)
within one hundred twenty (120) days after and as of the end of each fiscal year of Companies, a detailed combined review report of Companies certified to by independent certified public accountants satisfactory to Bank;

(b)
within forty five (45) days after and as of the end of each month, a balance sheet and statement of profit and loss of Companies and their consolidated Subsidiaries certified by a Responsible Officer as being correct and accurate to the best of his knowledge;

(c)
(i) within thirty (30) days after and as of the end of each month, including the last month of each fiscal year, (i) the monthly aging of Companies’ accounts (and a schedule identifying each Eligible Account), and any such schedule shall be accompanied, if so requested by Bank, by a true and correct copy of the invoices evidencing Eligible Accounts, and by evidence of shipment or performance, (ii) a monthly aging of Companies’ accounts payable, (iii) an inventory report in form satisfactory to Bank, and (iv) a borrowing base report, each in form acceptable to Bank and (ii) on Wednesday of each week, an updated borrowing base report as of the last day of the preceding week, each in form acceptable to Bank;

(d)	within thirty (30) days prior to February 1 of each year, financial projections for the Companies and their consolidated Subsidiaries in form satisfactory to Bank;

(e)	such information as required by the terms and conditions of any security agreements referred to in this Agreement;

(f)	promptly, and in form to be satisfactory to Bank, such other information as Bank may reasonably request from time to time.

7.2         Pay and discharge, and cause its Subsidiaries to pay and discharge, all taxes and other governmental charges, and all contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith or the nonpayment of which would not reasonably be expected to materially adversely affect its business or the value of the property or assets.

7.3         Maintain, and cause its Subsidiaries to maintain, insurance coverage on their physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate; and in the case of all policies covering property mortgaged or pledged to Bank or property in which Bank shall have a security interest of any kind whatsoever, other than those policies protecting against casualty liabilities to strangers, all such insurance policies shall provide that the loss payable thereunder shall be payable to Companies and Bank (as lender loss payee and mortgagee) as their respective interests may appear, a certificate of insurance with respect to all such policies (and within thirty days of written request by Bank, copies of such policies, including all endorsements thereon and those required hereunder) to be deposited with Bank.

7.4         Permit Bank, through its authorized attorneys, accountants and representatives, to examine Companies’ and each Subsidiary’s books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of Bank, which shall include but shall not be limited to collateral audits of Companies conducted by Bank, at Companies’ own cost and expense; provided that so long as no Event of Default has occurred and is continuing, Companies shall not be obligated to reimburse Bank for the cost of more than two (2) audits during any period of twelve (12) consecutive months.

7.5         Promptly notify Bank of any condition or event which constitutes or with the running of time and/or the giving of notice would constitute an Event of Default under this Agreement, and promptly inform Bank of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which is reasonably expected to have a material adverse effect upon Companies’ or any Subsidiary’s financial condition.

7.6         Maintain, and cause its Subsidiaries  to maintain, in good standing all material licenses required by the State of Michigan or any agency thereof, or other governmental authority that may be necessary or required for Companies and their Subsidiaries to carry on its general business objects and purposes, except where failure to maintain such licenses would not have a material adverse effect on the financial condition or operations of Companies.

7.7         Comply, and cause its Subsidiaries to comply, with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any Pension Plan.

7.8         Promptly notify Bank after the occurrence thereof in writing of any of the following events:

(a)	the termination of a Pension Plan pursuant to Subtitle C of Title IV of ERISA or otherwise;

(b)	the appointment of a trustee by a United States District Court to administer a Pension Plan;

(c)	the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto of any proceeding to terminate a Pension Plan;

(d)
the failure of a Pension Plan to satisfy the minimum funding requirements for any plan year as established in Section 412 of the Internal Revenue Code of 1954, as amended or any similar provision under the Internal Revenue Code of 1986, as amended;

(e)	the withdrawal of any Company or any Subsidiary from a Pension Plan; or

(f)	a reportable event, within the meaning of Title IV of ERISA.

7.9          Furnish Bank, upon Bank’s request, in form reasonably satisfactory to Bank with pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of Companies’ and each Subsidiary’s real and personal property, of every nature and description, whether now owed or hereafter acquired, to the extent that Bank may in its sole reasonable discretion require.

7.10         Furnish to the Bank concurrently with the delivery of each of the financial statements required by Section 8.1(a) and Section 8.1(b), a statement prepared and certified by a Responsible Officer (a) setting forth all computations necessary to show compliance by Companies with the financial covenants contained in Sections 7.11, 7.12 and 7.13 hereof, (b) stating that as of the date thereof, no condition or event which constitutes an Event of Default hereunder or which with the running of time and/or the giving of notice would constitute an Event of Default hereunder has occurred and is continuing, or if any such event or condition has occurred and is continuing or exists, specifying in detail the nature and period of existence thereof and any action with respect thereto taken or contemplated to be taken by Companies and (c) stating that the signer has personally reviewed this Agreement and that such certificate is based on an examination sufficient to assure that such certificate is accurate.

7.11         [Reserved].

7.12         [Reserved].

7.13         Maintain as of the end of each fiscal quarter specified below, Quarterly EBITDA of not less than the amount specified below:

Fiscal Quarter Ending	Amount
December 31, 2009	$(4,175,000)
March 31, 2010	$(4,530,000)
June 30, 2010	$(5,355,000)
September 30, 2010	$(5,660,000)
December 31, 2010	$(5,100,000)
March 31, 2011	$(3,625,000)
June 30, 2011	$(2,500,000)
September 30, 2011	$(1,600,000)
December 31, 2011 and thereafter	$(1,000,000)

7.14       Maintain all cash collection, general disbursement and other bank accounts with Bank, except for accounts maintained at locations where Bank does not have retail branches which do not regularly contain more than $50,000 individually or $250,000 in the aggregate; provided that if the available balance in such account at any time exceeds $250,000 for a period of longer than three (3) Business Days, Companies shall transfer within two (2) Business Days the available amount in excess of $250,000 to an account maintained with Bank; provided further that Companies are permitted to deposit their cash collections into Holding’s bank account maintained with Bank.

7.15       Cause each person that is or becomes a Subsidiary of any Company from time to time to execute and deliver a Guaranty and Security Agreement to the Bank, together with appropriate authorizing resolutions, legal opinions and together with such other documentation as Bank may reasonable require to create or perfect liens in favor of Bank.

8.	NEGATIVE COVENANTS

Each Company covenants and agrees that, so long as Bank may make any Advances under this Agreement and thereafter so long as any Indebtedness remains outstanding under this Agreement, it will not, and will cause its Subsidiaries not to,  without the prior written consent of Bank:

8.1         Subject to Section 8.8, Purchase, acquire or redeem any of its membership interests or make any material change in its capital structure.

8.2         Enter into any merger or consolidation or sell, lease, transfer, or dispose of all, substantially all, or any part of its assets, except (i) sales of inventory in the ordinary course of its business, (ii) disposition of assets which are obsolete or not longer used or useful in the operation of its business, (iii) disposition of assets having a market value of not more than $500,000 during any single fiscal year of Companies (determined on a combined basis), and (iv) any merger or consolidation occurring in connection with a Permitted Acquisition so long as a Borrower is the surviving entity.

8.3         Guarantee, endorse, or otherwise become secondarily liable for or upon the obligations of others, except by endorsement for deposit in the ordinary course of business and guaranties in favor of Bank or permitted under Section 8.13.

8.4         Purchase or otherwise acquire or become obligated for the purchase of all or substantially all of the assets or business interests of any person, firm or corporation or any shares of stock of any corporation, trusteeship or association or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition except for Permitted Acquisitions.

8.5         Affirmatively pledge or mortgage any of its assets, whether now owned or hereafter acquired, or create, suffer or permit to exist any lien, security interest in, or encumbrance thereon, except:

(a)	to Bank;

(b)	the Permitted Liens;

(c)
liens described in attached Schedule 8.5, including renewals, extensions or replacements that do not increase the amount of the debt secured (other than for the related refinancing costs) or extend to any other assets; and

(d)
liens and security interests upon fixed assets acquired by a Company after the date of this Agreement (including by virtue of a Capital Lease) provided that (i) any such lien or security interest is created solely for the purpose of securing indebtedness representing, or incurred to finance, the cost of the item of property subject thereto; (ii) the principal amount of the indebtedness secured by such lien does not exceed 100% of the fair value of the property at the time it was acquired, and (iii) the lien or security interest does not cover any property other than such item of property and proceeds from the sale, disposition or replacement thereof.

8.6         Sell, assign, or transfer any account, contract, note, trade acceptance or other receivable, except to Bank.

8.7         Materially alter the character of its business from that conducted as of the date of this Agreement.

8.8         Declare or pay any dividends or distributions or make any other distribution upon its membership interests except (i) dividends payable in the membership interests of a Company, (ii) Companies may make quarterly distributions to Holding in an amount not greater than the quarterly estimated income tax payments (including federal, state and local taxes) required to be made by Holding (or its members, as applicable) based upon the income of such member arising in connection with the income of Company, and (iii) after December 31, 2007, other dividends and distributions so long as there is no Event of Default at the time of such dividend or distribution and after giving effect to such dividend or distribution no Event of Default (or event which with the giving of notice or the passage of time or both would constitute an Event of Default) shall have occurred and be continuing.

8.9         Make any Capital Expenditure during any fiscal year if after giving effect thereto the aggregate amount of all Capital Expenditures (excluding Permitted Acquisitions) made by Companies and its Subsidiaries (on a combined basis) during such fiscal year would exceed the greater of (i) five percent (5%) of revenue for such year and (ii) Seven Million Dollars ($7,000,000).

8.10       Enter into any transaction or series of transactions (other than the Transaction) with any Affiliate other than on terms and conditions as favorable to a Company as would be obtainable in a comparable arms-length transaction with a Person other than an Affiliate and transactions expressly permitted under Sections 8.8 or 8.11 hereof.

8.11       Make or allow to remain outstanding any investment (whether such investment shall be of the character of investment in shares of stock, evidence of indebtedness or other securities or otherwise) in, or any loans or advances or extensions of credit to, any person, firm, corporation or other entity or association, except:

(a)	investments of surplus cash in cash equivalents;

(b)	sales on open account and other trade account and in the ordinary course of business;

(c)	deposits made in the ordinary course of business in order to obtain goods or services;

(d)	other loans, advances and investments not exceeding $100,000 in the aggregate at any time outstanding;

(e)	loans, advances and investments by one Company in and to another Company;

(f)	loans and advances by Companies to Holding; and

(g)	loans and advances to Subsidiaries which are Guarantors complying with Section 7.14.

8.12       Enter into or become subject to any agreement (other than this Agreement) (i) prohibiting the creation or assumption of any lien or encumbrance upon the properties or assets of any Company or (ii) requiring an obligation to become secured (or further secured) if another obligation is secured or further secured, except

(a)	pursuant to the Transaction Documents;

(b)	pursuant to customary restrictions contained in any joint venture agreement entered into in connection with an investment permitted under this Agreement;

(c)	customary restrictions in sale agreements limiting the transfer of such property pending the closing of such sale;

(d)	customary restrictions pertaining to subletting or assignment of leasehold interests; and

(e)	restrictions contained in agreements evidencing indebtedness permitted by Section 8.13.

8.13       Become or remain obligated for any Funded Debt, except:

(a)	indebtedness to Bank;

(b)
current unsecured trade payables and accrued liabilities arising in the ordinary course of Companies’ business (including, without limitation, obligations under operating leases including obligations of the type secured by liens described in subsection (d) of the definition of Permitted Liens);

(c)	indebtedness described in attached Schedule 8.13;

(d)
Capital Leases or purchase money indebtedness incurred in connection with the acquisition of fixed assets in an aggregate amount not exceeding $2,000,000 incurred during any single fiscal year of Companies (determined on a combined basis for Companies);

(e)	assumed debt in a Permitted Acquisition subject to the limitations set forth in the definition of Permitted Acquisitions.

8.14       Make, permit or consent to any amendment or other modification to the constitutional documents of any Company (including its articles of organization) or the Transaction Documents, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of Bank as creditor under this Agreement, the other Loan Documents, the Transaction Documents or any other document or instrument in any respect, or (iii) could not reasonably be expected to have a material adverse effect on Companies.

9.	ENVIRONMENTAL PROVISIONS

9.1         Companies shall comply, and shall cause their Subsidiaries to comply,  with all applicable Environmental Laws except for such non-compliance which would reasonably not be expected to materially adversely affect its business or the value of its property or assets.

9.2         Companies shall provide to Bank, promptly upon receipt, copies of any correspondence, notice, pleading, citation, indictment, complaint, order, decree, or other document from any source asserting or alleging a circumstance or condition which requires or may require a financial contribution by any Company or any Subsidiary to a cleanup, removal, remedial action, or other response by or on the part of any Company or any Subsidiary under applicable Environmental Laws or which seeks damages or civil, criminal or punitive penalties from any Company for an alleged violation of Environmental Laws, where such contribution, response or damages would reasonably be expected to materially adversely affect its business or the value of its property or assets.

9.3         Companies shall promptly notify Bank in writing as soon as Companies become aware of the occurrence or existence of any condition or circumstance which makes the environmental warranties contained in this Agreement incomplete or inaccurate in any material respect as of any date.

9.4         In the event of any condition or circumstance that makes any environmental warranty, representation and/or agreement incomplete or inaccurate in any material respect as of any date, Companies shall, at the reasonable request of Bank, at their sole expense, retain an environmental consultant, reasonably acceptable to Bank, to conduct a thorough and complete investigation regarding the changed condition and/or circumstance. A copy of the environmental consultant’s report will be promptly delivered to both Bank and Companies upon completion.

9.5         At any time Companies, directly or indirectly through any environmental consultant or other representative, determine to undertake an environmental audit, assessment or investigation relating to any fact, event or condition which would reasonably be expected to materially adversely affect its business or the value of its property or assets, Companies shall promptly provide Bank with written notice of the initiation of the environmental audit, fully describing the purpose and intended scope of the environmental audit. Upon receipt, Companies will promptly provide to Bank copies of all final findings and conclusions of any such environmental investigation.

9.6         Companies hereby indemnify, save and hold Bank and any of its past, present and future officers, directors, shareholders, employees, representatives and consultants harmless from any and all loss, damages, suits, penalties, costs, liabilities and expenses (including but not limited to reasonable investigation, environmental audit(s), and legal expenses) arising out of any claim, loss or damage to any property, injuries to or death of persons, contamination of or adverse affects on the environment, caused by or in any way related to the violation of any applicable Environmental Laws by any Company or its officers, directors, shareholders, employees, consultants and/or representatives; provided, however, that the foregoing indemnification shall not be applicable when arising solely from events or conditions occurring while the Bank is in sole possession (subject to the rights of any creditors of Companies) of such property. In no event shall Companies be liable hereunder for any loss, damages, suits, penalties, costs, liabilities or expenses arising from any act of gross negligence or willful misconduct of Bank, or its agents or employees.

It is expressly understood and agreed that the indemnifications granted herein are intended to protect Bank, its past, present and future officers, directors, shareholders, employees, consultants and representatives from any claims that may arise by reason of the security interest, liens and/or mortgages granted to Bank, or under any other document or agreement given to secure repayment of any indebtedness from Companies, whether or not such claims arise before or after Bank has foreclosed upon and/or otherwise become the owner of any such property. All obligations of indemnity as provided hereunder shall be secured by the collateral documents.

It is expressly agreed and understood that the provisions hereof shall and are intended to be continuing and shall survive the repayment of any indebtedness from Companies to Bank.

9.7         Companies shall maintain, and shall cause their Subsidiaries to maintain, all permits, licenses and approvals required under applicable Environmental Laws except such permits, licenses and approvals the failure of which to have would reasonably not be expected to materially adversely affect its business or the value of their property or assets.

10.	EVENTS OF DEFAULT

10.1       Upon non-payment of the principal or interest due under the terms of this Agreement or on the Note when due in accordance with the terms thereof and continuance for five (5) calendar days after notice thereof given by bank to Companies, the Note shall automatically become immediately due and payable, and Bank’s commitment to make further advances and to issue Letters of Credit under this Agreement shall automatically terminate.

10.2       Upon occurrence of any of the following events of default:

(a)	non-payment of any reimbursement obligation with respect to any Letter of Credit when due;

(b)
non-payment of any outstanding Indebtedness (other than principal, interest or reimbursement obligations) when due in accordance with the terms thereof and continuance thereof for five (5) calendar days after notice from Bank that the same is due and payable;

(c)
(i) default in the observance or performance of any of the conditions, covenants or agreements of Companies set forth in Section 7.1(c), 7.3, 7.4, 7.13, 7.14 or set forth in Section 8 and continuance thereof until the earlier to occur of (A) five (5) calendar days after written notice by Bank to Companies and (B) ten (10) calendar days (or such greater number of days as the Bank in its sole discretion, may approve in writing) after a Responsible Officer of Companies has knowledge of such default or (ii) default in the observance or performance of any of the conditions, covenants or agreement of Companies set forth in Sections 7.1(a), 7.1(b) or 7.10 and continuance thereof until the earlier to occur of (A) ten (10) calendar days after written notice to Companies by Bank and (B) five (5) calendar days (or such greater number of days as Bank in its sole discretion, may approve in writing) after a Responsible Officer of Companies has knowledge of such default;

(d)
default in observance or performance of any of the other conditions, covenants or agreements of Companies herein set forth, and continuance thereof for thirty (30) days after written notice to Company by Bank;

(e)
any material representation or warranty made by any Company or any other Person herein or in any instrument submitted pursuant hereto proves untrue in any material respect when made or deemed made and continuance thereof until the earlier to occur of (i) five (5) calendar days after notice thereof by Bank to Companies and (ii) five (5) calendar days (or such greater number of days as the Bank in its sole discretion, may approve in writing) after a Responsible Officer of Companies has knowledge of such fact;

(f)
default in the observance or performance of any of the conditions, covenants or agreements of Companies or any other Person set forth in any collateral document which may be given to secure or support the indebtedness hereunder or in any other collateral document related to or connected with this Agreement or the indebtedness hereunder and continuance for ten (10) days;

(g)
default in the payment of any other obligation of any Company, any Subsidiary or any Guarantor for borrowed money in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000), or in the observance or performance of any conditions, covenants or agreements related or given with respect to any obligations for borrowed money in an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) sufficient to permit the holder thereof to accelerate the maturity of such obligation;

(h)
judgments for the payment of money in excess of the sum of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered against any Company, any Subsidiary or any Guarantor and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry and such judgment is not covered by insurance from a solvent insurer who is defending such action without reservation of rights;

(i)
the occurrence of any “reportable event”, as defined in the Employee Retirement Income Security Act of 1974 and any amendments thereto, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any employee pension benefit plan maintained by or on behalf of any Company or any Subsidiary for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such plan and is reasonably likely that the occurrence of such event would result in a material adverse effect on the applicable Company, and such reportable event is not corrected and such determination is not revoked within thirty (30) days after notice thereof has been given to the plan administrator or the applicable Company; or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such employee benefit pension plan or to appoint a trustee to administer such plan; or the appointment of a trustee by the appropriate United States District Court to administer any such employee benefit pension plan;

(j)	any uninsured loss, uninsured theft, uninsured substantial damage or uninsured destruction to or of any material part of the Collateral (as defined in the Security Agreement);

(k)	if there shall occur a Change of Control;

(l)	if any of the Guaranties is revoked;

(m)
if any portion of the 2010 Prefunded Support Payment has been returned, disgorged or rescinded under any applicable state or federal law, including without limitation, laws pertaining to bankruptcy or insolvency;

(n)
if the rating of either L/C Issuer by Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies or Moody’s Investors Services, Inc. shall be less than “A” or if Standard & Poor’s Rating Services, a division of McGraw-Hill Companies or Moody’s Investors Services, Inc. shall no longer maintain a rating for either L/C Issuer; provided, however, no such occurrence shall constitute an Event of Default hereunder unless Companies, within 10 days of written notice by Bank to Companies of such occurrence shall fail to provide to Bank an alternate letter of credit which is in all material respects satisfactory to Bank issued by a financial institution acceptable to Bank and which has terms the same in all material respects as the applicable Collateral L/C;

(o)
if there shall occur an Act of Bankruptcy of either L/C Issuer or if a Collateral L/C shall become unavailable to Bank for any reason (other than as a result of a draw by Bank of the entire Collateral L/C Amount under the applicable Collateral L/C) or if either L/C Issuer shall wrongfully dishonor any drawing on its Collateral L/C, provided, however, no such occurrence shall constitute an Event of Default hereunder unless Companies, within 10 days of written notice by Bank to Companies of such occurrence shall fail to provide to Bank an alternate letter of credit which is in all material respects satisfactory to Bank issued by a financial institution acceptable to Bank and which has terms the same in all material respects as the applicable Collateral L/C; or

(p)
if Companies shall fail to deliver to Bank an extension or renewal of a Collateral L/C for an additional term of not less than one year after the then in effect expiration date (or, if shorter, not less than thirty (30) days after the Revolving Credit Maturity Date then in effect) at least thirty (30) days prior to the expiration of such Collateral L/C;

then, or at any time thereafter, unless such default is remedied, Bank may give notice to Companies declaring all outstanding indebtedness hereunder and under the Note to be due and payable, whereupon all Indebtedness then outstanding hereunder and under the Note and any Letters of Credit shall immediately become due and payable without further notice and demand, and Bank shall not be obligated to make further Advances or issue any Letter of Credit hereunder.

10.3       If a creditors’ committee shall have been appointed for the business of any Company, any Subsidiary or any Guarantor in connection with any bankruptcy or insolvency; or if any Company, any Subsidiary or any Guarantor shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors; or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver, or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of the applicable Company, any Subsidiary or any Guarantor, as applicable), and such receiver, trustee or custodian so appointed shall not have been discharged within sixty (60) days after the date of his appointment or if an order shall be entered and shall not be dismissed or stayed within sixty (60) days from its entry, approving any petition for reorganization of any Company, any Subsidiary or any Guarantor, then the Note and all Indebtedness then outstanding hereunder and under any Letters of Credit shall automatically become immediately due and payable and Bank shall not be obligated to make further Advances or issue any Letters of Credit under this Agreement.

10.4       Upon the occurrence and during the continuance of an Event of Default, unless all of the Indebtedness is then immediately fully paid, Bank shall have and may exercise any one or more of the rights and remedies for which provision is made for a secured party under the UCC, under the Security Agreements or under any other document contemplated hereby or for which provision is provided by law or in equity, including, without limitation, the right to draw under any Collateral L/C, the right to take possession and sell, lease or otherwise dispose of any or all of the collateral and to set off against the Indebtedness any amount owing by Bank to any Company and/or any property of any Company in possession of Bank.  Companies agree, upon request of Bank, to assemble the collateral and make it available to Bank at any place designated by Bank which is reasonably convenient to Bank and Companies.

10.5       All of the Indebtedness shall constitute one loan secured by Bank’s security interest in the collateral and by all other security interests, mortgages, liens, claims, and encumbrances now and from time to time hereafter granted from Companies to Bank.  Upon the occurrence and during the continuance of an Event of Default which is not cured within the cure period, if any, provided hereunder, Bank may in its sole discretion apply the collateral to any portion of the Indebtedness.  The proceeds of any sale or other disposition of the Collateral authorized by this Agreement shall be applied by Bank, first upon all expenses authorized by the Michigan Uniform Commercial Code (or other applicable law) or otherwise in connection with the sale and all reasonable attorneys’ fees and legal expenses incurred by Bank; the balance of the proceeds of such sale or other disposition shall be applied in the payment of the Indebtedness, first to interest, then to principal, then to other Indebtedness and the surplus, if any, shall be paid over to Companies or to such other Person or Persons as may be entitled thereto under applicable law.  Companies shall remain liable for any deficiency, which Companies shall pay to Bank immediately upon demand.

10.6       The remedies provided for herein are cumulative to the remedies for collection of the Indebtedness as provided by law, in equity or by any mortgage, security agreement or other document contemplated hereby.  Nothing herein contained is intended, nor shall it be construed, to preclude Bank from pursuing any other remedy for the recovery of any other sum to which Bank may be or become entitled for the breach of this Agreement by Companies.

10.7       Upon the occurrence and during the continuance of any Event of Default, Companies shall immediately upon demand by Bank deposit with Bank cash collateral in the amount equal to the maximum amount available to be drawn at any time under any Letter of Credit then outstanding.

11.	MISCELLANEOUS

11.1       This Agreement shall be binding upon and shall inure to the benefit of Companies and Bank and their respective successors and assigns, except that the credit provided for under this Agreement and no part thereof and no obligation of Bank hereunder shall be assignable or otherwise transferable by any Company.

11.2       Companies shall pay all reasonable closing costs and expenses, including, by way of description and not limitation, reasonable attorney fees, lien search fees, appraisal fees and title policy fees incurred by Bank in connection with the commitment, consummation and closing of this Agreement. All of said amounts required to be paid by Companies may, at Bank’s option, be charged by Bank as an advance against the proceeds of the Note. All reasonable costs, including reasonable attorney fees incurred by Bank in protecting or enforcing any of its or any of the Bank’s rights against Companies or any collateral or in defending Bank from any claims or liabilities by any party or otherwise incurred by Bank in connection with an event of default or the enforcement of this Agreement or the related documents, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank’s relationship with Companies hereunder, shall also be paid by Companies.

11.3       Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP.

11.4       No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Bank under this Agreement are cumulative and not exclusive of any right or remedies which Bank would otherwise have.

11.5       Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth below or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 11.5. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answerback confirmed in the case of telexes and receipt confirmed in the case of telecopies). Bank may, but shall not be required to, take any action on the basis of any notice given to it by telephone, but Companies shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control.

To Companies:
Pineview Office Park
33469 West 14 Mile Road
Farmington Hills, Michigan 48331
Attention: Jeff Spahr
Fax No. (____) __________

To Bank:
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Rodney C. Clark
Fax No. (313) 222-3503

11.6       This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.7       No amendments or waiver of any provisions of this Agreement nor consent to any departure by Companies therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment, waiver or consent with respect to any provision of this Agreement shall affect any other provision of this Agreement.

11.8       All sums payable by Companies to Bank under this Agreement or the other documents contemplated hereby shall be paid directly to Bank at its principal office set forth in Section 11.5 hereof in immediately available United States funds, without set off, deduction or counterclaim.  In its sole discretion, Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Companies with Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect Companies’ obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

11.9       Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by Bank at the address designated for such payment, whether or not Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence.  Companies expressly assume all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner.  Acceptance by Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, Companies waive the right to direct the application of any and all payments at any time or times hereafter received by Bank from or on behalf of Companies. Upon the occurrence and during the continuance of an Event of Default, Companies agree that Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as Bank may deem advisable, notwithstanding any entry by Bank upon any of its books and records.  Companies expressly agree that to the extent that Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by Bank, to the extent that Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by Bank.

11.10     In the event Companies’ obligation to pay interest on the principal balance of the Note is or becomes in excess of the maximum interest rate which Companies are permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of such maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

11.11   COMPANIES AND BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE INDEBTEDNESS.

11.12     (a)           The obligations of the Companies under this Agreement and the other Loan Documents are joint and several.

(b)
Each Company acknowledges and agrees that it is the intent of the parties that each Company be primarily liable for the obligations as a joint and several obligor (except as specifically set forth in this Section 12.12).  It is the intention of the parties that with respect to liability of any Company hereunder arising solely by reason of its being jointly and severally liable for Indebtedness and other extensions of credit taken by other Companies, the obligations of such Company shall be absolute, unconditional and irrevocable irrespective of:

(i)	any lack of validity, legality or enforceability of this Agreement or any Note as to any other Company;

(ii)	the failure of Bank or any holder of any Note:

(A)	to enforce any right or remedy against any Company or any other Person under the provisions of this Agreement, any Note, or otherwise, or

(B)	to exercise any right or remedy against any Person of, or collateral securing, any obligations;

(iii)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Indebtedness, or any other extension, compromise or renewal of any of the Indebtedness;

(iv)
any reduction, limitation, impairment or termination of any of the Indebtedness with respect to any other Company for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to (and each Company hereby waives any right to or claim of) any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any of the Indebtedness with respect to any other Company;

(v)
any addition, exchange, release, surrender or nonperfection of any collateral, or any amendment to or waiver or release or addition of, or consent to departure from, any guaranty, held by Bank or any holder of any Note securing any of the Indebtedness; or

(vi)	any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, any other Company, any surety or any guaranty.

(c)
Each Company agrees that its joint and several liability hereunder shall continue to be effective or be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Indebtedness is rescinded or must be restored by Bank or any holder of any Note, upon the insolvency, bankruptcy or reorganization of any Company as though such payment had not been made.

(d)
Each Company hereby expressly waives: (a) notice of the Bank’s acceptance of this Agreement; (b) notice of the existence or creation or non payment of all or any of the Indebtedness; (c) presentment, demand, notice of dishonor, protest, and all other notices whatsoever other than notices expressly provided for in this Agreement; and (d) all diligence in collection or protection of or realization upon the Indebtedness or any thereof, any obligation hereunder, or any security for or guaranty of any of the foregoing.

(e)
No delay on the Bank part in the exercise of any right or remedy shall operate as a waiver thereof, and no single or partial exercise by the Bank of any right or remedy shall preclude other or further exercise thereof or the exercise of any other right or remedy.  No action of the Bank permitted hereunder shall in any way affect or impair Bank’s rights or any Company’s obligations under this Agreement.

(f)
Each Company hereby represents and warrants to each of the other Companies that it now has and will continue to have independent means of obtaining information concerning the other Companies’ affairs, financial condition and business.  Bank shall not have any duty or responsibility to provide any Company with any credit or other information concerning the Companies’ affairs, financial condition or business which may come into the Bank’s possession.

(g)
Each of the Companies (other than BWB) authorizes Superior with full power and authority as attorney-in-fact, to execute and deliver requests for advances, requests for issuance of Letters of Credit and each other instrument, certificate and report to be delivered by the Companies to the Bank pursuant to this Agreement.  Each of Companies agrees that it shall be bound by any action taken by Superior on its behalf pursuant to such appointment.

11.13     USA PATRIOT ACT NOTIFICATION.  The following notification is provided to Companies pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318; IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT.  To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product.  What this means for Companies:  When Companies, or any of them, open an account, the Bank will ask for Company’s name, tax identification number, business address, and other information that will allow the Bank to identify such Companies.  Bank may also ask to see each Company’s legal organizational documents or other identifying documents.

11.14     This Agreement shall become effective upon the execution hereof by Bank and Companies.

11.15     This Agreement constitutes an amendment to and restatement in its entirety of the Existing Credit Agreement, which Existing Credit Agreement is fully superseded and amended and restated in its entirety hereby without constituting a novation; provided, however, that the Indebtedness governed by the Existing Credit Agreement shall remain outstanding and in full force and effect (subject to the terms hereof).

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK		SUPERIOR MATERIALS, LLC

By:		By:
Rodney C. Clark
Its:	Vice President	Its:

BWB, LLC

By:

Its:

EXHIBIT “A”

REQUEST FOR ADVANCE

Pursuant to the Amended and Restated Credit Agreement dated as of March __, 2010 (as amended, modified or supplemented, the “Agreement”), the undersigned hereby requests COMERICA BANK to make a(an) __________1 Advance to the undersigned on ____________, ____, in the amount of ________________________DOLLARS, ($________) under the Revolving Credit Note dated March __, 2010, issued by the undersigned to said Bank (herein called “Note”). The Interest Period for the requested Advance, if applicable, shall be ___________2. The last day of the Interest Period for the amounts being converted or refunded hereunder, if applicable, is ________, ___.

The undersigned certifies that no event has occurred or condition exists which constitutes, or with the passage of time and/or giving of notice would constitute, an Event of Default under the Agreement or the Note, and none will exist upon the making of the Advance requested hereunder. The undersigned further certifies that upon advancing the sum requested hereunder, the aggregate principal amount outstanding under the Note will not exceed the face amount thereof or any advance formula applicable to Advances under such Note. If the amount advanced to the undersigned under the Note shall at any time exceed the face amount thereof or any Advance formula applicable to Advances under such Note, the undersigned will pay such excess amount on demand.

The undersigned hereby authorizes said Bank to disburse the proceeds of this Request for Advance by crediting the account of the undersigned with Bank separately designated by the undersigned or as the undersigned may otherwise direct, unless this Request for Advance is being submitted for a conversion or refunding, in which case it shall refund or convert that portion stated above of the existing outstandings under the Note.

Dated this ___day of ___________, _____.

SUPERIOR MATERIALS, LLC

By:

Its:

1 Insert, as applicable, “Eurodollar-based”, or “Prime-based”.

2 For a Eurodollar-based Advance insert, as applicable, “one month”, “two months” or “three months”.

BWB, LLC

By:

Its:

2

EXHIBIT “B”

AMENDED AND RESTATED REVOLVING CREDIT NOTE

Detroit, Michigan
$15,000,000	March __, 2010

On or before the Revolving Credit Maturity Date FOR VALUE RECEIVED, Superior Materials, LLC and BWB, LLC, each a Michigan limited liability company, (herein called “Companies”) jointly and severally promise to pay to the order of COMERICA BANK (herein called “Bank”) at its Main Office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America the indebtedness or so much of the sum of Fifteen Million Dollars ($15,000,000) as may from time to time have been advanced and then be outstanding hereunder pursuant to the Amended and Restated Credit Agreement dated as of March __, 2010, made by and between Companies and Bank (as the same may be amended or modified from time to time, herein called “Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Agreement.

This Note is a note under which advances, repayments and readvances may be made from time to time, subject to the terms and conditions of the Agreement. This Note evidences borrowing under, is subject to, is secured in accordance with, and may be matured under, the terms of the Agreement, to which reference is hereby made. As additional security for this Note, Companies grant Bank a lien on all property and assets including deposits and other credits of the Companies, at any time in possession or control of or owing by Bank for any purpose.

Companies hereby waive presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agree that no obligation hereunder shall be discharged by reason of any extension, indulgence, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon. Any transferees of, or endorser, guarantor or surety paying this Note in full shall succeed to all rights of Bank, and Bank shall be under no further responsibility for the exercise thereof or the loan evidenced hereby. Nothing herein shall limit any right granted Bank by other instrument or by law.

This Note amends, restates, supersedes, replaces and reduces that certain Revolving Credit Note dated August __, 2008, made in the principal amount of Seventeen Million Five Hundred Thousand Dollars ($17,500,000) by Companies payable to Bank, and the initial Advance(s) under this Note shall be deemed first applied, to the extent necessary, to repay the existing indebtedness of Companies to Bank under said Note; provided, however, the execution and delivery by Companies of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, extinguished or discharged any of Companies’ indebtedness evidenced by said Note, all of which indebtedness shall continue under and shall hereinafter be evidenced and governed by this Note.

All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

SUPERIOR MATERIALS, LLC

By:

Its:

BWB, LLC

By:

Its:

2

SCHEDULE 6.10

NONCOMPLIANCE WITH LAWS; LITIGATION;
JUDGMENTS; ENVIRONMENTAL LICENSES

SCHEDULE 8.5

OTHER PERMITTED ENCUMBRANCES

SCHEDULE 8.13

OTHER PERMITTED DEBT